Exhibit 10.1

MASTER AMENDMENT AND OPTION AGREEMENT

THIS MASTER AMENDMENT AND OPTION AGREEMENT (this “Agreement”), dated as of April 9, 2018, is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), HNA Tourism Group Co., Ltd., a People’s Republic of China (“PRC”) company (“HNA”), and HNA HLT Holdco I LLC, a Delaware limited liability company (the “Selling Stockholder”).

RECITALS

A.    HNA, through the Selling Stockholder (its indirect subsidiary), purchased 82,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on March 15, 2017 from affiliates of The Blackstone Group L.P.

B.    In anticipation of such purchase, HNA and the Company entered into (i) a Stockholders Agreement, dated as of October 24, 2016, among, HNA, HNA Group Co., Ltd., a PRC company (“HNA Group”), and the Company (the “Stockholders Agreement”), pursuant to which, prior to March 15, 2019 (the “Expiration Date”), HNA and certain affiliates are prohibited from transferring any shares of the Common Stock, except for Permitted Transfers (as defined therein), and (ii) a Registration Rights Agreement, dated as of October 24, 2016 (the “Registration Rights Agreement”), pursuant to which, beginning on the Expiration Date, HNA and certain affiliates have “demand” and “piggyback” registration rights.

C.    HNA has communicated to the Company its interest in selling all of its shares prior to the Expiration Date and requested that the Company take such actions as are necessary to permit HNA and the Selling Stockholder to effect such sale pursuant to an underwritten public offering.

D.    A committee of disinterested members of the Board of Directors of the Company have considered and approved the proposed sale as a Permitted Transfer pursuant to Section 4.1(b)(i) of the Stockholders Agreement.

E.    In connection with the foregoing, the Company and HNA have agreed to make several changes to the existing terms of the Registration Rights Agreement and the Stockholders Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS TO REGISTRATION RIGHTS AGREEMENT

SECTION 1.1 Acceleration of HNA Demand Rights. Effective immediately upon the occurrence of the Resignation Condition (as defined herein), (A) Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by deleting “the second (2nd) anniversary of the Effective Date (or earlier if the Company agrees to waive the two-year transfer registration under the Stockholders Agreement)” and replacing it with: “April 9, 2018”

and (B) the following shall be added as a new paragraph immediately after Article II, Section 2.2(a)(ii): “Notwithstanding the foregoing, if the First Public Offering (as defined below) does not close or, if it does close, for so long as the Offering Threshold Condition (as defined below) is not met after the closing of the First Public Offering, then, notwithstanding anything to the contrary herein, no other registration may be demanded by a Demand Party hereunder prior to the second (2nd) anniversary of the Effective Date (or earlier if the Company agrees to waive the two-year transfer restriction under the Stockholders Agreement). The “Offering Threshold Condition” shall mean the number of shares of Common Stock Beneficially Owned (as defined in the Stockholders Agreement) by HNA and any HNA Entities, in the aggregate, being 4.9% or less of the total number of outstanding shares of Common Stock (for the avoidance of doubt, after giving effect to the repurchases of Common Stock by the Company and the closing of any overallotment option, in each case in connection with the First Public Offering).” The “Resignation Condition” shall mean the delivery by Zhang Ling to the Company of his resignation from the Company’s Board of Directors, which expressly provides that it shall be effective only upon the closing of the first underwritten public secondary offering of the Common Stock by HNA and any Holder (as defined in the Registration Rights Agreement) that closes prior to April 30, 2018 (the “First Public Offering”).

SECTION 1.2 HNA Demand Rights Must Utilize Existing Shelf if Available; Applicability of Stockholders Agreement.

(a)    Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by inserting as the final sentence of paragraph (y) the following: “Notwithstanding the foregoing, if the Company has an effective shelf registration statement that would permit the offer and sale of Registrable Securities, the Company shall not be obligated to file a registration statement relating to any registration request. In such case, HNA shall have the right to request a “takedown” of Registrable Securities off of such effective shelf registration statement.”

(b)    Article II, Section 2.2(b) (Form) of the Registration Rights Agreement is hereby deleted and replaced as follows: “If the Company does not have an effective shelf registration statement that would permit the offer and sale of Registrable Securities, upon the written request of a Demand Party requesting that the Company effect the registration of Registrable Securities pursuant to this Section 2.2, the Company shall file a registration statement on Form S-3 (or any successor rule or form thereto) that would permit (or would permit upon the filing of a prospectus supplement) the offer and sale of Registrable Securities, or, if the Company is not then eligible to use such form for such offer and sale, such other form as is reasonably requested by the Demand Party.”

(c)    Until the first date on which HNA and any HNA Entities Beneficially Own (as defined in the Stockholders Agreement), in the aggregate, less than 1% of the total number of outstanding shares of Common Stock, each shelf registration or “takedown” of Registrable Securities shall be subject to Section 4.1(c) of the Stockholders Agreement, without regard to whether such shelf registration or “takedown” is a Permitted Transfer (as defined in the Stockholders Agreement).

SECTION 1.3 Lockup Amended to be 90 Days and Applies to Requests Both to File a Registration Statement and to Facilitate a Shelf “Takedown” Offering. Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by inserting, after the first reference to “this Section 2.2(a)”, the following: “or facilitate a “takedown” of the Demand Party’s Registrable Securities off of an effective shelf registration statement”. Article II, Section 2.2(a)(x) is hereby amended by deleting each reference to “one hundred eighty (180) days” and replacing each with “ninety (90) days.” Article II, Section 2.2(a)(x) is hereby further amended by deleting the phrase “(or such lesser period as the managing underwriters in an underwritten offering may permit)”. Article II, Section 2.2(a)(x) is hereby further amended by inserting, after the reference to “in Section 2.1”, the following: “or after the closing date of any “takedown” of the Demand Party’s Registrable Securities off of an effective shelf registration statement”.

SECTION 1.4 HNA Pays Registration Expenses. Article II, Section 2.2(c) (Expenses) of the Registration Rights Agreement is hereby amended by deleting “The Company” and replacing it with “The Demand Party” and by adding to the end of the Section the following sentence: “Such expenses shall be payable at the closing of the relevant offering (with any additional expenses being payable at such time or times designated by the Company).” The definition of “Registration Expenses” is hereby amended by inserting at the end of clause (e) thereof “, and including any other reasonable and documented fees and disbursements of legal counsels to the Company and the Company’s independent registered public accounting firm, in each case for services rendered in connection with the transactions contemplated by this Agreement, the negotiation of the Master Amendment and Option Agreement, dated on or about April 9, 2018, between the Company, HNA and HNA HLT Holdco I LLC (the “MAOA”), and the transactions contemplated by the MAOA (including services rendered in connection with the negotiation or exercise of the Option (as defined therein)), including the reasonable and documented fees and expenses of legal counsel to the Special Committee of the Board of Directors of the Company and up to $500,000 of fees to the financial advisor to such Special Committee, but excluding any costs to the Company associated with the financing of its repurchase of shares pursuant to Article III of the MAOA.” The Registration Expenses shall be deducted and withheld from the Repurchase Price payable by the Company to HNA or any Holder at the Option Closing.

SECTION 1.5 Company Determines Plan of Distribution; HNA and Company Jointly Determine Pricing and Underwriters. Article II, Section 2.2(d) (Plan of Distribution, Underwriters and Counsel) of the Registration Rights Agreement is hereby deleted and replaced as follows: “If a request for registration is made pursuant to this Section 2.2, the Company shall have the right to determine the plan of distribution (which, for the avoidance of doubt, shall include the designation of the specific investors to which the Registrable Securities shall be sold and allocations thereto). and HNA and the Company shall jointly determine the pricing of the offering (and HNA’s decision to sell the Registrable Securities, as evidenced by the execution of the applicable underwriting agreement, shall constitute HNA’s and the applicable Holder’s full and final acceptance of the plan of distribution determined by the Company). In respect of the first underwritten public offering that closes prior to April 30, 2018 (the “First Public Offering”): (i) there will be five (5) active bookrunners; (ii) the Company will select the “lead left” bookrunner (with such bookrunning manager leading the offering, having all customary roles and responsibilities traditionally assigned to the “lead left” bookrunning manager and acting as the stabilization agent); (iii) HNA will select the “lead right” bookrunner (with such bookrunner having an allocation equal to the lead left bookrunner and being responsible for billing and delivery); (iv) the Company and HNA will jointly select the other three (3) active bookrunning managers; (v) there shall be no more than four (4) total passive bookrunners and/or co-managers, with each of the Company and HNA having the right to select up to two (2) such passive bookrunners and/or co-managers; (vi) the underwriting discounts and commissions (i.e., the “gross spread”) shall be mutually agreed upon by HNA and the Company; (vii) the grant of an over-allotment option shall be mutually agreed upon by the Company and HNA based on the advice of the managing underwriters, and (viii) the economics among the underwriters shall be jointly agreed upon by HNA and the Company. The Demand Party shall have the right to select counsel for the selling Holders.”

SECTION 1.6 Tax Opinion and Audit Cooperation Condition and Covenant. Article II, Section 2.2 of the Registration Rights Agreement is hereby amended by inserting after section 2.2(h) the following: “(i) Certain Conditions. To the extent the registration or “takedown” from an effective registration statement involves an underwritten offering, the closing of such underwritten offering shall be conditioned on the satisfaction of the Tax Opinion and Audit Cooperation Condition (with such condition being expressly provided for the benefit of the Company in the underwriting agreement for such offering). The “Tax Opinion and Audit Cooperation Condition” shall mean that (i) HNA and any Holder acting as a “selling stockholder” in such offering shall have executed and delivered to the law firm or independent accounting firm engaged to render certain tax opinions related to any such underwritten offering and related transactions (“Tax Advisor”) an officer’s certificate, in form and substance acceptable to Tax Advisor (the “HNA Rep Letter”), containing representations necessary for Tax Advisor to deliver to the Company a tax opinion acceptable to the Company that will allow the closing of such underwritten offering or other transaction (an “Unqualified Opinion”), and (ii) HNA and any Holder acting as a “selling stockholder” in such offering shall have executed and delivered to the Company a letter agreement, in form and substance acceptable to the Company (the “Letter Agreement”), related to the correctness of the representations in the HNA Rep Letter and cooperation by HNA and such Holder with any audit, examination, proposed adjustment or inquiry or other proceeding concerning the tax treatment of the Distributions (as defined in the Tax Matters Agreement, dated as of January 2, 2017, by and among the Company, Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc. (the “Tax Matters Agreement”)). Prior to the pricing of any underwritten public offering, HNA and such Holder shall (i) cause to be executed and delivered into escrow the HNA Rep Letter and the Letter Agreement, (ii) instruct the HNA designees (as defined in the MAOA) to make such changes (and only such changes) to such HNA Rep Letter and Letter Agreement delivered into escrow, prior to the closing of the offering, as are required to incorporate pricing- and closing-related information related to the offering required for Tax Advisor to deliver an Unqualified Opinion to the Company and (iii) provide for the automatic release of such HNA Rep Letter and Letter Agreement from escrow to Tax Advisor and the Company, respectively, on the closing date.”

SECTION 1.7 Certain Amendments to Expire on March 15, 2019. The amendments to the Registration Rights Agreement set forth in Sections 1.4, 1.5 and 1.6 above shall only apply with respect to any registration or “takedown” request delivered prior to the Expiration Date. With respect to any registration or “takedown” request delivered on or after the Expiration Date, the amendments set forth in Sections 1.4, 1.5 and 1.6 above shall not apply (and the original provisions of the Registration Rights Agreement, as modified by Section 1.9 below, shall instead be in effect).

SECTION 1.8 Deemed Request for Registration. HNA and the Selling Stockholder shall be deemed to have delivered on the date hereof the written request required under Section 2.2(a) of the Registration Rights Agreement to effect an underwritten public secondary offering for the offer and sale of 82,500,000 shares of the Common Stock (inclusive of both the firm shares and any optional shares for such proposed offering), with such request becoming effective upon the occurrence of the Resignation Condition. Upon its closing, such offering shall be the First Public Offering (as defined in Section 2.2(d) of the Registration Rights Agreement, as amended by Section 1.5 hereof).

SECTION 1.9 Future Sales.

(a)    If, on any date following the closing of the First Public Offering, the Offering Threshold Condition (as defined in the Registration Rights Agreement after giving effect to Section 1.1 hereof) is met, then, from and after the date on which such Offering Threshold Condition is met, whether before or after the Restricted Period, HNA and any HNA Party shall be free to sell any shares of Common Stock held by them, in their discretion, provided such sales are in a public offering registered under the Securities Act or a transaction exempt from registration under the Securities Act, in each case in which the buyers (purchasing the shares directly or from a managing underwriter or broker initially purchasing shares) are known to HNA or its managing underwriter(s) or broker(s). Such sales shall be made in accordance with the terms of, and subject to the limitations in, the Stockholders Agreement and Registration Rights Agreement (in each case, as amended or modified by this Agreement), including those set forth in Section 4.1(c) of the Stockholders Agreement, provided that the Company shall have the right, acting in good faith, to approve the buyers and share allocations for such sales.

(b)    For so long as, following the closing of the First Public Offering, the Offering Threshold Condition is not met, then (i) prior to the end of the Restricted Period, the share transfer restrictions under the Stockholders Agreement and Registration Rights Agreement shall remain in effect, and HNA and any HNA Party would need to seek additional waiver(s) from the Company in order to sell shares of Common Stock and, if any such waiver is granted, the plan of distribution would require the mutual agreement of the Company and HNA and (ii) after the end of the Restricted Period, HNA and any HNA Party shall be free to sell any shares of Common Stock held by them, in their discretion; provided (x) such sales are in a public offering registered under the Securities Act or a transaction exempt from registration under the Securities Act, in each case in which the buyers (purchasing the shares directly or from a managing underwriter or broker initially purchasing shares) are known to HNA or its managing underwriter(s) or broker(s), (y) such sales shall be made in accordance with the terms of, and subject to the limitations in, the Stockholders Agreement and Registration Rights Agreement (in each case, as amended or modified by this Agreement), including those set forth in Section 4.1(c) of the Stockholders Agreement, and (z) that the Company shall have the right, acting in good faith, to approve the buyers and share allocations for such sales.

(c)    If, on any date following the closing of the First Public Offering, HNA and any HNA Entities Beneficially Own, in the aggregate, less than 1% of the total number of outstanding shares of Common Stock, then, from and after such date, the shares of Common Stock Beneficially Owned by HNA and any HNA Parties shall be free of all the restrictions on transfer set forth in the Stockholders Agreement, including the restrictions set forth in this Section 1.9.

(d)    Effective upon the closing of the First Public Offering, the definition of “Registrable Securities” in the Registration Rights Agreement is hereby amended by deleting clause (c) thereof in its entirety.

SECTION 1.10 Termination. Article V (Other) is here by amended by adding the following: “SECTION 5.14. Termination. This Agreement shall automatically terminate on the date that the HNA Parties, in the aggregate, cease to Beneficially Own any of the shares of common stock of the Company acquired from The Blackstone Group, L.P.”

ARTICLE II

AMENDMENTS TO STOCKHOLDERS AGREEMENT

SECTION 2.1 Elimination of HNA Board Designation and Related Rights. Effective upon the closing of the First Public Offering, Article II (Corporate Governance Matters) of the Stockholders Agreement will be deleted in its entirety.

SECTION 2.2 Election of Directors. Sections 3.1 and 3.2 of the Stockholders Agreement are each hereby amended to add “as of the record date for such meeting or consent” after “all Voting Securities Beneficially Owned by HNA Entities.”

SECTION 2.3 Adjustment of Discretion such that HNA Must Vote Shares in Excess of 5% in Same Proportion as Non-HNA Stockholders on Matters Other than Election of Directors. Effective upon the closing of the First Public Offering, the definition of “Voting Percentage Limit” in Article I, Section 1.1 (Defined Terms) of the Stockholders Agreement is hereby amended to delete each reference to “fifteen percent (15%)” and replace it with “five percent (5%)”.

SECTION 2.4 Permitted Transfer; Restricted Period.

(a)    Any sales of shares of Common Stock by HNA or Holder pursuant to the First Public Offering shall be a “Permitted Transfer” for purposes of Section 4.1(b) of the Stockholders Agreement (but not for purposes of Section 4.1(c) of the Stockholders Agreement, except that the Company’s approval of the plan of distribution in accordance with Section 1.5 hereof shall constitute a waiver by the Company of the provisions of Section 4.1(c) of the Stockholders Agreement in the First Public Offering to the extent inconsistent with such approved plan of distribution). Any sales of shares of Common Stock by HNA or any Holder to the Company shall be a “Permitted Transfer” for purposes of Sections 4.1(b) and 4.1(c) of the Stockholders Agreement.

(b)    If the Offering Threshold Condition is met as a result of the First Public Offering, the “Restricted Period,” as defined in the Stockholders Agreement, shall end upon the closing of the First Public Offering. If the Offering Threshold Condition is not met as a result of the First Public Offering, the “Restricted Period,” as defined in the Stockholders Agreement, shall remain unchanged and shall end on March 15, 2019.

(c)    Effective upon the closing of the First Public Offering, Section 4.1(c) of the Stockholders Agreement is hereby amended by: (i) deleting “Following the Restricted Period, each HNA Party shall be free to Transfer any shares of Common Stock; provided, that” and (ii) replacing it with: “Each HNA Party shall be free to Transfer any shares of Common Stock (i) in the First Public Offering (as defined in the Master Amendment and Option Agreement, dated on or about April 9, 2018, between the Company, HNA and HNA HLT Holdco I LLC (the “MAOA”)) and (ii) following the Restricted Period, subject to the limitations set forth in the MAOA, provided that in connection with any sales of Common Stock (except sales made in accordance with Section 1.9(c) of the MAOA) the following limitations shall apply:”.

SECTION 2.5 Elimination of HNA Right of First Refusal. Effective upon the closing of the First Public Offering, Section 4.2 (Right of First Refusal) of the Stockholders Agreement is hereby deleted.

SECTION 2.6 Modification of Standstill. Effective upon the closing of the First Public Offering, Section 4.3 (Standstill) of the Stockholders Agreement is hereby amended (x) by deleting from subsection (a)(i)(C) the phrase “Section 4.2 or Section 4.3(c)”, (y) by deleting from subsection (b)(ii) the phrase “the Company, the Board and/or the Company’s stockholders … announced basis,” and inserting in its place the phrase “the Company or the Board a non-public, confidential alternative Acquisition Proposal so long as such HNA Party does not know, and would not be reasonably be expected to know, that such actions would be reasonably likely to require HNA, the Company or any other Person to make a public announcement regarding such Acquisition Proposal,” and (z) by deleting subsection 4.3(c) in its entirety.

SECTION 2.7 Survival of Standstill. Effective upon the closing of the First Public Offering, Section 6.1 (Termination) of the Stockholders Agreement is hereby amended by adding to the end of the Section the following proviso: “; provided, further, that Section 4.3 (as amended by the MAOA) shall survive the termination of this Agreement until the expiration of the Restricted Period.”

SECTION 2.8 Resignation of HNA Designee. HNA shall use its best efforts to cause Zhang Ling to satisfy the Resignation Condition.

ARTICLE III

OPTION FOR THE COMPANY TO REPURCHASE COMMON STOCK HELD BY HNA

SECTION 3.1 Grant of Option for the Company to Repurchase Common Stock Held by HNA. HNA, on behalf of itself and any other Holders, and the Selling Stockholder, each hereby grants to the Company an option (the “Option”) to repurchase from HNA, the Selling Stockholder or any other Holders up to an aggregate of 16,500,000 shares (the “Option Shares”) of the Common Stock, held by HNA, the Selling Stockholder or any other Holders on the date hereof (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement) at a price per share (the “Repurchase Price”) equal to the public offering price per share in the First Public Offering (the “Public Offering Price”) less the sum of (x) the underwriting discounts and commissions per share of Common Stock in the First Public Offering and (y) 1% of the Public Offering Price (such amount in this clause (y), the “Repurchase Discount”); provided that the Repurchase Discount shall be reduced (but not below zero) to the amount necessary such that the aggregate proceeds received by the Selling Stockholder from the sale of shares of Common Stock to the Company and to the underwriters at or in connection with the initial closing of the First Public Offering, before expenses, is at least 98% of the Public Offering Price multiplied by the aggregate number of shares of Common Stock sold to the Company and to the underwriters at or in connection with the initial closing of the First Public Offering. The Company may exercise the Option in whole or in part at any time prior to the filing of the first prospectus supplement by the Company in connection with the First Public Offering upon email notice (“Pre-Offering Notice”) by the Company to HNA. The Pre-Offering Notice shall set forth the number of Option Shares as to which the Company is exercising the Option, which shall not be less than 10,000,000 shares. Prior to the time of the pricing of the First Public Offering, the Company may, by email notice (the “Pre-Pricing Notice”) to HNA, increase the number of Option Shares being exercised from the amount set forth in the Pre-Offering Notice (it being understood that the maximum number of shares exercised in the Option through the Pre-Pricing Notice and the Pre-Offering Notice shall not exceed an aggregate of 16,500,000 shares). The final number of Option Shares as to which the Option has been exercised, as set forth in the Pre-Offering Notice and (if delivered) the Pre-Pricing Notice, is referred to herein as the “Exercised Option Shares.” The foregoing arrangements shall be documented in a series of email notices as follows (and in the following order): (w) HNA requests the Pre-Offering Notice, (x) the Company delivers a Pre-Offering Notice, (y) HNA advises of the intended pricing of the offering (including public offering price per share and underwriting discounts and commissions per share) and requests the Pre-Pricing Notice and (z) the Company delivers a Pre-Pricing Notice or declines to do so (and, for avoidance of doubt, the pricing shall not occur until the Company has provided its Pre-Pricing Notice or has declined to do so).

SECTION 3.2 Closing. Delivery of and payment for the Exercised Option Shares shall be made concurrent with or within three (3) Business Days after the closing of the First Public Offering (the “Option Closing”). Delivery of the Exercised Option Shares shall be made to the Company free and clear of any liens or other encumbrances against payment by the Company by wire transfer payable in same-day funds to the accounts specified by HNA, the Selling Stockholder or the other Holders, as applicable. The Parties shall cooperate to deliver all documents as may be reasonably required to effect such transfer of the purchased Exercised Option Shares to the Company, including stock powers, stock transfer instructions and all other transfer documents. Notwithstanding anything to the contrary contained herein, the Company’s obligation to consummate the Option Closing shall be conditioned on (A) the satisfaction of the Tax Opinion and Audit Cooperation Condition and (B) the simultaneous or prior closing under the underwriting agreement for the First Public Offering. If either condition is not satisfied, the Company shall have the right to do one or both of the following (in either case by email notice to HNA): (x) delay the Option Closing for a period of up to 21 days; and (y) terminate the exercise of the Option.

SECTION 3.3 Share Repurchase Program.

(a)    If (i) the Company repurchases any shares of Common Stock pursuant to any share repurchase program or self-tender announced by the Company from time to time (a “Share Repurchase Program”) during any calendar quarter ending after the date of this agreement and (ii) HNA or any other HNA Party Beneficially Own any shares of Common Stock acquired from The Blackstone Group, L.P. (the “Shares”), then, within ten (10) Business Days after the end of such calendar quarter, the Company shall deliver to HNA an email notice (the “HNA Repurchase Notice”) setting forth the number of HNA Repurchase Shares (as defined below) and the Purchase Price Per Share (as defined below) for such calendar quarter. A closing (each a “Share Repurchase Closing”) of the purchase and sale of such HNA Repurchase Shares shall be held at the principal offices of the Company in McLean, Virginia at 9:00 a.m., local time, on the tenth (10th) Business Day following the date of the applicable HNA Repurchase Notice.

(b)    At each Share Repurchase Closing, the HNA Parties each hereby agrees to sell and transfer to the Company, in proportion to the respective number of Shares Beneficially Owned by them, and the Company agrees to purchase, the HNA Repurchase Shares set forth in the applicable HNA Repurchase Notice, free and clear of all liens, security interests and other encumbrances, and the Company hereby agrees to pay the HNA Parties, in consideration for the sale and transfer of each such HNA Repurchase Share, the Purchase Price Per Share set forth in the HNA Repurchase Notice. Payment shall be made by the Company by wire transfer payable in same-day funds to the accounts specified by HNA. The parties shall cooperate to deliver all documents as may be reasonably required to effect the transfer of the HNA Repurchase Shares to the Company.

(c)    If HNA then Beneficially Owns any Shares, at least three (3) Business Days prior to the end of each calendar quarter, HNA shall deliver to the Company an email notice setting forth the number of Shares then Beneficially Owned by HNA Parties (each, an “Owned Share Notice”); provided, however, that if and as long as HNA Beneficially Owns no shares of Common Stock other than Shares and is then making public filings with the SEC requiring the disclosure, on a prompt basis, of any changes in its ownership in the Company (“HNA Public Filings”), HNA may notify the Company that the most recent HNA Public Filing shall be deemed to be an Owned Share Notice for purposes of this Section 3.3 unless and until HNA notifies the Company otherwise.

(d)    For purposes of this Section 3.3, “HNA Repurchase Shares” shall mean, with respect to any calendar quarter, the number of whole Shares equal to the product of (x) the total number of shares of Common Stock repurchased by the Company during such calendar quarter pursuant to a Share Repurchase Program, and (y) a fraction, the numerator of which is the aggregate number of Shares Beneficially Owned by the HNA Parties, as shown on the most recent Owned Share Notice, and the denominator of which is the sum of (i) the total number of shares of Common Stock of the Company outstanding at the close of business on the last day of such calendar quarter and (ii) the total number of shares of Common Stock repurchased by the Company during such calendar quarter pursuant to a Share Repurchase Program. By way of illustration, if the HNA Parties Beneficially Own 10,000,000 Shares as of December 31, 2018 and there are a total of 315,000,000 shares of Common Stock outstanding as of December 31, 2018, and if the Company, pursuant to a Share Repurchase Program, repurchased

5,000,000 shares of Common Stock during the calendar quarter ended December 31, 2018, then the HNA Repurchase Shares for the calendar quarter ended December 31, 2018 shall be 156,250 shares.

(e)    For purposes of this Section 3.3, the “Purchase Price Per Share” shall mean the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) that the Company shall have paid for the shares of Common Stock repurchased by the Company pursuant to a Share Repurchase Program during the applicable calendar quarter.

(f)    This Section 3.3 shall terminate in its entirety on the date on which HNA and any HNA Entities Beneficially Own, in the aggregate, less than 1% of the total number of outstanding shares of Common Stock.

SECTION 3.4 Assignment. Neither the Company nor HNA or any other Holder shall assign its rights or obligations under this Article III without the prior written consent of the Company and HNA; provided, however, that HNA or any other Holder may assign its rights and obligations under this Article III of this Agreement in whole or in part to any HNA Entity to which Registrable Securities are transferred pursuant to, and subject to the conditions set forth in, the Stockholders Agreement, provided, such assignee executes and delivers to the Company a counterpart whereby it agrees to be bound by the terms of Article III of this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

SECTION 3.5 Other. The Company, the Selling Stockholder and HNA agree that the agreements, covenants, representations, warranties and other information set forth in Section 5.1 (Notices), Section 5.3 (Amendments; Waiver), Section 5.4 (Third Parties), Section 5.8 (Specific Performance) of the Registration Rights Agreement apply with respect to this Article III. HNA shall cause any other Holder to comply with the terms of this Article III. Notwithstanding the foregoing, the email notices described herein shall take place between three persons designated by the Company in an email communication to HNA on or before the date hereof (the “Company designees”) and three persons designated by HNA in an email communication to the Company on or prior to the date hereof (the “HNA designees”). Each email notice to be sent to the Company or HNA shall be sent to all three Company designees or all three HNA designees, as applicable. HNA will make and receive all email notices on behalf of itself, the Selling Stockholder or any other Holder as applicable.

SECTION 3.6 Entire Agreement. This Article III sets forth the entire understanding of the parties hereto with respect to the subject matter of this Article III. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

ARTICLE IV

OTHER

SECTION 4.1 Cooperation. HNA shall reasonably cooperate (and cause its affiliates to reasonably cooperate) in obtaining any tax opinions required to be delivered in connection with the Tax Matters Agreement or that certain Stockholders Agreement, dated as of January 2, 2017, by and among the Company, Hilton Grand Vacations Inc. and the Blackstone Holders (as defined therein), including by (i) making reasonable representations required in connection with any such opinion, (ii) maintaining and making available to the Company all records necessary in connection with such opinions and (iii) making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. In addition, HNA shall reasonably cooperate (and cause its affiliates to reasonably cooperate) in connection with any future tax audit of the Company, including making records, other information and employees available on a mutually convenient basis.

SECTION 4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to HNA as follows: (i) the Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement; (iii) the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (as defined in the Registration Rights Agreement) (except for any such consents or approvals which have been obtained) under, (x) applicable Law (as defined in the Registration Rights Agreement), (y) the organizational documents of the Company or (z) any contract or agreement to which the Company is a party; (iv) the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and (v) this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HNA, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.3 Representations and Warranties of HNA and the Selling Stockholder. HNA and the Selling Stockholder hereby represent and warrant to the Company as follows:

(a)    (i) HNA is duly organized and validly existing under the laws of the PRC and the Selling Stockholder is duly organized and validly existing under the laws of the State of Delaware, (ii) HNA and the Selling Stockholder each have all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (iii) the execution and delivery by each of HNA and the Selling Stockholder of this Agreement and the performance by each of HNA and the Selling Stockholder of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents or (z) any contract or agreement to which it is a party; (iv) the execution and delivery by each of HNA and the Selling Stockholder of this Agreement and the performance by each of HNA and the Selling Stockholder of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part, (v) this Agreement has been duly executed and delivered by each of HNA and the Selling Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of HNA and the Selling Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (vi) the Selling Stockholder (or, if applicable, HNA or any other Holder) shall have good and marketable title to the Exercised Option Shares delivered to the Company upon closing of the Option, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, restrictions, levies, claims, pledges, equities, options, contracts assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, excluding any restrictions created by the organizational documents of the Company or applicable securities laws (none of which restrict the ability of the Selling Stockholder (or, if applicable, HNA or any other Holder) to complete the transactions contemplated by this Agreement), (vii) the Selling Stockholder is the current owner of all of the 82,500,000 shares of the Common Stock owned directly or indirectly by HNA and (viii) each HNA Party selling HNA Repurchase Shares to the Company pursuant to Section 3.3 of this Agreement shall at the time of delivery of such shares have good and marketable title to such HNA Repurchase Shares, free and clear of any and all liens, security interest, mortgages, rights of first refusal, agreements, restrictions levies, claims, pledges, equities, options, contracts assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, excluding any restrictions created by the organizational documents of the Company or applicable securities laws.

(b)    (i) The Selling Stockholder has been, at all time since March 15, 2017, the sole holder of all 82,500,000 shares of the Common Stock; (ii) none of such shares was acquired with a view towards a distribution; (iii) the Selling Stockholder is acting for its own behalf and is not acting as a statutory underwriter (as such term is defined in the Securities Act of 1933, as amended); and (iv) none of HNA, the Selling Stockholder, nor any of their respective affiliates received any fees or commissions from the Company in connection with the Selling Stockholder’s acquisition of the shares; and (v) the Company did not receive any cash proceeds in connection with the Selling Stockholder’s acquisition of the shares.

SECTION 4.4 Effect of Agreement; Defined Terms. Except as expressly set forth herein, (i) Article I of this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Registration Rights Agreement and (ii) Article II of this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stockholders Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Registration Rights Agreement or Stockholders Agreement, respectively.

SECTION 4.5 Governing Law/Jurisdiction/JURY TRIAL WAIVER. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

SECTION 4.6 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 4.7 Additional Matters. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. PDF scan signatures shall be accepted as valid execution of this Agreement. The headings, subheadings and captions contained herein are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 4.8 Selling Stockholder. The Selling Stockholder hereby executes this Agreement as a Holder and HNA Party (as defined in the Stockholders Agreement). Any Holder that is a transferee of Registrable Securities from the Selling Stockholder, and any Holder named as a “selling stockholder” in a prospectus supplement filed by the Company in connection with an underwritten offering requested by HNA or any Holder pursuant to the Registration Rights Agreement, as amended by this Agreement, shall execute and deliver to the Company a counterpart to this Agreement whereby it agrees to be bound by the terms of this Agreement as a Holder and HNA Party.

SECTION 4.9 Certain Transfers. Neither HNA nor any other HNA Party shall Transfer any shares of Common Stock to any HNA Entity unless such HNA Entity shall have agreed in writing with the Company to be bound to the same extent as HNA by the obligations of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	EVP & CFO

HNA TOURISM GROUP CO., LTD.

By:	/s/ Tian Jianjun
Name:	Tian Jianjun
Title:	Chief Financial Officer

HNA HLT HOLDCO I LLC

By:	/s/ Zhao Ying
Name:	Zhao Ying
Title:	Manager